SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

InterMune, Inc.

(Name of Issuer)

COMMON STOCK, $.001 PER SHARE

(Title of Class of Securities)

45884X103

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45884X103	Page 2 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Balanced Master Fund, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,277,706 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 1,277,706 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,277,706 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.95%
12	TYPE OF REPORTING PERSON* OO

Page 2 of 22 Pages

CUSIP No. 45884X103	Page 3 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Institutional Partners Master Fund, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 72,986 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 72,986 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,986 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .11%
12	TYPE OF REPORTING PERSON* OO

Page 3 of 22 Pages

CUSIP No. 45884X103	Page 4 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Lyxor/Visium Institutional Partners Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey, Channel Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 14,861 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 14,861 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,861 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* OO

Page 4 of 22 Pages

CUSIP No. 45884X103	Page 5 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Credit Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 76,000 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 76,000 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,000 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .12%
12	TYPE OF REPORTING PERSON* OO

Page 5 of 22 Pages

CUSIP No. 45884X103	Page 6 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) LumX Visium Credit Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey, Channel Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 14,000 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 14,000 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,000 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* OO

Page 6 of 22 Pages

CUSIP No. 45884X103	Page 7 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Global Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,000 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,000 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .003%
12	TYPE OF REPORTING PERSON* OO

Page 7 of 22 Pages

CUSIP No. 45884X103	Page 8 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Asset Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,457,553 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,457,553 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,457,553 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.23%
12	TYPE OF REPORTING PERSON* IA

Page 8 of 22 Pages

CUSIP No. 45884X103	Page 9 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) JG Asset, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,457,553 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,457,553 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,457,553 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.23%
12	TYPE OF REPORTING PERSON* HC

Page 9 of 22 Pages

CUSIP No. 45884X103	Page 10 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Jacob Gottlieb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,457,553 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,457,553 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,457,553 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.23%
12	TYPE OF REPORTING PERSON* IN

Page 10 of 22 Pages

CUSIP No. 45884X103	Page 11 of 22 Pages

Item 1	(a)	Name of Issuer:

InterMune, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

3280 Bayshore Boulevard Brisbane, CA 94005

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Visium Balanced Master Fund, LTD, a Cayman Islands corporation (“VBMF”), with its principal business office at Visium Asset Management, LLC, 950 Third Avenue, New York, NY 10022

(2) Visium Institutional Partners Master Fund, LTD, a Cayman Islands corporation (“VIPF”), with its principal business office at Visium Asset Management, LLC, 950 Third Avenue, New York, NY 10022

(3)     Lyxor/Visium Institutional Partners Fund Limited, a Jersey, Channel Islands corporation (“LVIPF”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(4) Visium Credit Master Fund, Ltd., a Cayman Islands corporation (“VCFM”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(5) LumX Visium Credit Fund Limited, a Jersey, Channel Islands corporation (“LCFL”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(6) Visium Global Master Fund, Ltd., a Cayman Islands corporation (“VGMF”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(7) Visium Asset Management, LP, a Delaware limited partnership (“VAM”), with its principal business office at Visium Asset Management, LLC, 950 Third Avenue, New York, NY 10022

Page 11 of 22 Pages

CUSIP No. 45884X103	Page 12 of 22 Pages

(8)     JG Asset, LLC, a Delaware limited liability company (“JG Asset”), with its principal business office c/o Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022. JG Asset is the General Partner of VAM

(9) Jacob Gottlieb (“Gottlieb”), a natural person, with his principal business office c/o Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022. Gottlieb is the Managing Member of JG Asset

	(d)	Title of Class of Securities:

Common Stock, Par Value $.001 Per Share

	(e)	CUSIP Number:

45884X103

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:[1]

VBMF

	(a)	Amount Beneficially Owned:

1,277,706

	(b)	Percent of Class:

1.95%

[1]	Note: Items (a), (c)(i) and (c)(iii) will need to be footnoted for each entity with footnote text at the end of this Item 4 to explain any warrant, conversion cap, etc. issues.

Page 12 of 22 Pages

CUSIP No. 45884X103	Page 13 of 22 Pages

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

1,277,706 shares

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

1,277,706 shares

		(iv)	shared power to dispose or to direct disposition of:

None

VIPF

	(a)	Amount Beneficially Owned:

72,986

	(b)	Percent of Class:

.11%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

72,986 shares

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

72,986 shares

		(iv)	shared power to dispose or to direct disposition of:

None

Page 13 of 22 Pages

CUSIP No. 45884X103	Page 14 of 22 Pages

LVIPF

	(a)	Amount Beneficially Owned:

14,861

	(b)	Percent of Class:

.02%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

14,861 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

14,861 shares

(iv) shared power to dispose or to direct disposition of:

None

VCMF

	(a)	Amount Beneficially Owned:

76,000

	(b)	Percent of Class:

.12%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

76,000 shares

Page 14 of 22 Pages

CUSIP No. 45884X103	Page 15 of 22 Pages

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

76,000 shares

		(iv)	shared power to dispose or to direct disposition of:

None

LCFL

	(a)	Amount Beneficially Owned:

14,000

	(b)	Percent of Class:

.02%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

14,000 shares

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

14,000 shares

		(iv)	shared power to dispose or to direct disposition of:

None

Page 15 of 22 Pages

CUSIP No. 45884X103	Page 16 of 22 Pages

VGMF

	(a)	Amount Beneficially Owned:

2,000

	(b)	Percent of Class:

.003%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,000 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,000 shares

(iv) shared power to dispose or to direct disposition of:

None

Page 16 of 22 Pages

CUSIP No. 45884X103	Page 17 of 22 Pages

VAM

	(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to pooled investment funds, VAM may be deemed to beneficially own the 1,457,553 shares of the Company’s Common Stock beneficially owned by the pooled investment vehicles.

	(b)	Percent of Class:

2.23%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

1,457,553 shares

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

1,457,553 shares

		(iv)	shared power to dispose or to direct disposition of:

None

Page 17 of 22 Pages

CUSIP No. 45884X103	Page 18 of 22 Pages

JG Asset

(a)	Amount Beneficially Owned:

By virtue of its position as General Partner to VAM, JG Asset may be deemed to beneficially own the 1,457,553 shares of the Company’s Common Stock beneficially owned by VAM.

(b)	Percent of Class:

2.23%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

1,457,553 shares

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

1,457,553 shares

	(iv)	shared power to dispose or to direct disposition of:

None

Jacob Gottlieb

(a)	Amount Beneficially Owned:

By virtue of his position as the Managing Member of JG Asset, Gottlieb may be deemed to beneficially own the 1,457,553 shares of the Company’s Common Stock beneficially owned by JG Asset.

Page 18 of 22 Pages

CUSIP No. 45884X103	Page 19 of 22 Pages

(b)	Percent of Class:

2.23%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

1,457,553 shares

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

1,457,553 shares

	(iv)	shared power to dispose or to direct disposition of:

None

VAM, JG Asset and Gottlieb disclaim beneficial ownership as to the Securities, except to the extent of his or its pecuniary interests therein. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of the other individual officers and members of VBMF, VIPF, LVIPF, VCMF, LCFL, VGMF, VAM, or JG Asset is, for any purpose, the beneficial owner of any of the Securities.

Page 19 of 22 Pages

CUSIP No. 45884X103	Page 20 of 22 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 20 of 22 Pages

CUSIP No. 45884X103	Page 21 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2012

VISIUM BALANCED MASTER FUND, LTD

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

VISIUM INSTITUTIONAL PARTNERS MASTER FUND, LTD

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

LYXOR/VISIUM INSTITUTIONAL PARTNERS FUND LIMITED

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

VISIUM CREDIT MASTER FUND, LTD.

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

LUMX VISIUM CREDIT FUND LIMITED

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

Page 21 of 22 Pages

CUSIP No. 398438309	Page 22 of 22 Pages

VISIUM GLOBAL MASTER FUND, LTD.

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

VISIUM ASSET MANAGEMENT, LP

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

JG ASSET, LLC

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

JACOB GOTTLIEB

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

Page 22 of 22 Pages